Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form F-3 of AC Immune SA of our report dated March 14, 2024 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in AC Immune SA’s Annual Report on Form 20-F for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers SA

Lausanne, Switzerland
July 26, 2024